Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 27 to the Registration Statement on Form N-6 (No. 333-103174) (the “Registration Statement”) of our report dated April 30, 2026 relating to the financial statements of Fidelity Investments Life Insurance Company and consent to the use in the Registration Statement of our report dated April 30, 2026 relating to the financial statements of each of the subaccounts of Fidelity Investments Variable Life Account I indicated in our report. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 30, 2026